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                                                                      EXHIBIT 11

                             CORUS BANKSHARES, INC.
                       COMPUTATION OF NET INCOME PER SHARE


                                                                    Nine Months Ended
                                                                      September 30
          (In thousands, except per share data)                   2000            1999
                                                                --------        --------
Denominator for basic earnings per share - average common
 shares outstanding                                               14,322          14,457
Dilutive common stock options                                         20              59
                                                                --------        --------
Denominator for diluted earnings per share                        14,342          14,516
                                                                ========        ========
Numerator: Net income attributable to common shares             $ 45,854        $ 32,186

Net income per share:
 Basic                                                          $   3.20        $   2.23
 Diluted                                                            3.20            2.22





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